Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
LV ADMINISTRATIVE SERVICES, INC.,
as Administrative and Collateral Agent
THE PURCHASERS
From Time to Time Party Hereto,
VERICHIP CORPORATION
and
XMARK CORPORATION
Dated: February 29, 2008

i

LIST OF EXHIBITS

Form of Term Note	Exhibit A
Form of Escrow Agreement	Exhibit B
LIST OF SCHEDULES

Schedule 1	Purchaser Commitments
Schedule 2	Closing Share Holders and Closing Shares
Schedule 4.2	Subsidiaries
Schedule 4.3	Capitalization
Schedule 4.6	Extraordinary Agreements
Schedule 4.7	Obligations to Related Parties
Schedule 4.9	Title to Properties; Liens
Schedule 4.10	IP Registration
Schedule 4.12	Litigation
Schedule 4.13	Taxes
Schedule 4.14	Employees
Schedule 4.15	Registration and Voting Rights
Schedule 4.21	SEC Reports
Schedule 6.12(e)	Indebtedness
Schedule 11.12	Brokers

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 29, 2008, by and among VERICHIP CORPORATION, a Delaware corporation (“CHIP”), XMARK CORPORATION, a Canada corporation (“MARK” and together with CHIP, each a “Company” and collectively the “Companies”), the purchasers from time to time a party hereto (each a “Purchaser” and collectively, the “Purchasers”), LV Administrative Services, Inc., a Delaware corporation, as administrative and collateral agent for each Purchaser, (the “Agent” and together with the Purchasers, the “Creditor Parties”).
RECITALS
WHEREAS, the Companies have authorized the sale to each Purchaser of a Secured Term Note in the form of Exhibit A hereto in the principal amount set forth opposite such Purchaser’s name on Schedule 1 hereto (each as amended, restated, modified and/or supplemented from time to time, a “Note” and, collectively, the “Notes”);
WHEREAS, CHIP wishes to issue to each Purchaser the number of shares of CHIP’s common stock, $0.01 par value per share (the “Common Stock”), set forth opposite such Purchaser’s name on Schedule 2 (“Closing Shares”) in connection with such Purchaser’s purchase of the applicable Note;
WHEREAS, each Purchaser desires to purchase the applicable Note and receive the Closing Shares on the terms and conditions set forth herein; and
WHEREAS, each Company desires to issue and sell the applicable Note and, in the case of CHIP, issue the applicable Closing Shares, to each Purchaser on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Agreement to Sell and Purchase. Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Companies shall sell to each Purchaser, and each Purchaser shall purchase from the Companies, the applicable Note. The sale of the Notes on the Closing Date shall be known as the “Offering.” The Notes will mature on the Maturity Date (as defined in the Notes). Collectively, the Notes and the Closing Shares are referred to as the “Securities.”

2. Fees and Closing Shares. On the Closing Date:
(a) CHIP will issue and deliver to each Purchaser the number of shares of Common Stock set forth opposite its name on Schedule 2 in connection with the Offering pursuant to Section 1 hereof. All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of each Creditor Party by the Companies, to the extent relevant to the Closing Shares, are hereby also made and granted for the benefit of the holder of the Closing Shares, subject to Section 11.3.
(b) Subject to the terms of Section 2(c) below, the Companies shall jointly and severally pay (i) to Valens Capital Management, LLC, the investment manager of the Purchasers (“VCM”), a non-refundable payment in an amount equal to one and one half percent (1.50%) of the aggregate principal amount of the Notes, plus reasonable expenses (including legal fees and expenses) incurred in connection with the entering into of this Agreement and the Related Agreements, plus expenses incurred in connection with each of VCM and/or Purchasers’ due diligence review of the Companies and their Subsidiaries and all other related matters (ii) to the Purchasers, a non-refundable payment in an aggregate amount equal to one percent (1.00%) of the aggregate principal amount of the Notes; and (iii) to the Purchasers, an advance prepayment discount deposit in an aggregate amount equal to one percent (1.00%) of the aggregate principal amount of the Notes, subject to rebate as set forth in Section 1.3 of the Notes as in effect on the date hereof. Each of the foregoing payments in clauses (i) and (ii) shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.
(c) The payments and the expenses referred to in the preceding clause (b) (net of deposits previously paid by either Company) shall be paid at Closing (as defined below) out of funds held pursuant to the Escrow Agreement (as defined below) and a disbursement letter (the “Disbursement Letter”).
3. Closing, Delivery and Payment.
3.1 Closing. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof, at such time or place as the Companies and the Agent may mutually agree (such date is hereinafter referred to as the “Closing Date”).
3.2 Delivery. Pursuant to the Escrow Agreement, at the Closing on the Closing Date, the Companies will deliver to each Purchaser, among other things, the applicable Note and certificates evidencing the Closing Shares, in form and substance acceptable to Agent, and such Purchaser will deliver to the Companies, among other things, the amounts set forth opposite its name in the Disbursement Letter by certified funds or wire transfer. Each Company hereby acknowledges and agrees that each Purchaser’s obligation to purchase the applicable Note from the Companies on the Closing Date shall be contingent upon the satisfaction (or waiver by the Agent in its sole discretion) of the items and matters set forth in the final closing checklist provided by the Agent to the Companies on or prior to the Closing Date.

4. Representations and Warranties of the Company. Each Company hereby represents and warrants to each Creditor Party as follows:
4.1 Organization, Good Standing and Qualification. Such Company and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Such Company and each of its Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement, (ii) the Notes to be issued in connection with this Agreement, (iii) the Master Security Agreement dated as of the date hereof among the Companies and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Master Security Agreement”), (iv) the Stock Pledge Agreement dated as of the date hereof among the Companies and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Stock Pledge Agreement”), (v) the Funds Escrow Agreement dated as of the date hereof among the Companies, the Purchasers and the escrow agent referred to therein, substantially in the form of Exhibit B hereto (as amended, restated, modified and/or supplemented from time to time, the “Escrow Agreement”), (vi) the Intellectual Property Security Agreement dated as of the date hereof among the Companies and the Agent (as amended, restated, modified and/or supplemented from time to time, the “IP Security Agreement”) and (vii) all other documents, instruments and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (vii), collectively, the “Related Agreements”); (2) issue and sell the Notes; (3) issue the Closing Shares; and (4) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Such Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of either Company and its Subsidiaries, taken individually and as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general business or economic conditions not specific or peculiar to any Company, (ii) acts of war or terrorism or natural disasters, (iii) catastrophic economic or significant regulatory or political conditions or changes, (iv) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (v) changes in any applicable accounting regulations or principles or the interpretations thereof, (vi) changes in laws, or (vii) changes in the price or trading volume of CHIP’s stock
4.2 Subsidiaries. Each active Subsidiary of each Company, the direct owner of such Subsidiary and the direct owner’s percentage ownership thereof, is set forth on Schedule 4.2. For the purpose of this Agreement, a “Subsidiary” of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

4.3 Capitalization; Voting Rights.
(a) The authorized capital stock of CHIP, as of the date hereof consists of 45,000,000 shares, of which 40,000,000 are shares of Common Stock, par value $0.01 per share, 10,740,766 shares of which are issued and outstanding, and 5,000,000 are shares of preferred stock, par value $0.001 per share of which no shares of preferred stock are issued and outstanding. The authorized, issued and outstanding capital stock of each Subsidiary of CHIP is set forth on Schedule 4.3.
(b) The authorized capital stock of MARK, as of the date hereof consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, both without par value, of which there are issued and outstanding 10,265,178 of Common Shares. MARK has no Subsidiaries.
(c) Except as disclosed on Schedule 4.3, other than: (i) those reserved for issuance under either Company’s stock option plans; and (ii) those which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from either Company of any of its securities. Except as disclosed on Schedule 4.3, neither the offer, issuance or sale of any of the Notes, or the issuance of any of the Closing Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of either Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.
(d) Except as disclosed on Schedule 4.3, all issued and outstanding shares of each Company’s common stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
(e) The rights, preferences, privileges and restrictions of the shares of each Company’s common stock are as stated in such Company’s Certificate or Articles of Incorporation or Articles of Amalgamation, as applicable (the “Charter”). The Closing Shares have been issued in compliance with the provisions of this Agreement and the applicable Company’s Charter and have been validly issued, fully paid and are non-assessable, and all Securities will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4.4 Authorization; Binding Obligations. All corporate, partnership or limited liability company, as the case may be, action on the part of each Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of each Company and its Subsidiaries hereunder and under the other Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Notes and Closing Shares has been taken or will be taken prior to the Closing. This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each Company and each of its Subsidiaries, enforceable against each such person or entity in accordance with their terms, except:
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and
(b) general principles of equity that restrict the availability of equitable or legal remedies.
The sale of the Notes are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Closing Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
4.5 Liabilities; Solvency.
(a) Neither Company nor any of their Subsidiaries has any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed or recorded in CHIP’s filings under the Securities Exchange Act of 1934 (“Exchange Act”) made prior to the date of this Agreement (collectively, the “Exchange Act Filings”), copies of which have been provided or made available to the Agent.
(b) On the Closing Date each Company is and will be, Solvent. For purposes of this Section 4.5(b), “Solvent” means, with respect to a Company on a particular date, that on such date (i) the fair value of the assets of such Company is greater than the total amount of liabilities, including contingent liabilities, of such Company; (ii) the present fair salable value of the assets of such Company is not less than the amount that will be required to pay the probable liability of such Company on its debts as they become absolute and matured; (iii) such Company does not intend to, and does not believe that it will, incur debts or liabilities beyond such Company’s ability to pay as such debts and liabilities mature; and (iv) such Company is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Company’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.6 Agreements; Action. Except as set forth on Schedule 4.6 or as disclosed in any Exchange Act Filing:
(a) There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which either Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, either Company or any of its Subsidiaries in excess of $250,000 (other than obligations of, or payments to, either Company or any of its Subsidiaries arising from purchase or sale agreements, contracts for services, marketing and advertising related agreements, etc. entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from either Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of either Company’s or any of its Subsidiaries’ material products or services; or (iv) indemnification by either Company or any of its Subsidiaries with respect to infringements of material proprietary rights.
(b) Since September 30, 2007 (the “Balance Sheet Date”) to the date hereof, other than repayments of indebtedness by MARK to CHIP, dividends or distributions by MARK to CHIP and/or the repayment of indebtedness by MARK to CHIP, neither Company nor any of their Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $150,000 or, in the case of indebtedness and/or liabilities individually less than $150,000, in excess of $250,000 in the aggregate; (iii) made any loans or advances in excess of $150,000, individually or $250,000 in the aggregate of all such loans and advances, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities either Company or any Subsidiary of either Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
(d) CHIP maintains disclosure controls and procedures (“Disclosure Controls”) designed to ensure that information required to be disclosed by CHIP in its Exchange Act Filings is recorded, processed, summarized, and reported, within the time periods specified in the Exchange Act and the applicable rules and forms promulgated by the Securities and Exchange Commission (“SEC”).
(e) Each Company makes and keeps books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of such Company’s assets. Each Company maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, such Company’s principal executive and principal financial officers, and effected by such Company’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including that:
(i) transactions are executed in accordance with management’s general or specific authorization;
(ii) unauthorized acquisition, use, or disposition of such Company’s assets that could have a material effect on the financial statements are prevented or timely detected;

(iii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that such Company’s receipts and expenditures are being made only in accordance with authorizations of such Company’s management and board of directors;
(iv) transactions are recorded as necessary to maintain accountability for assets; and
(v) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
(f) There is no weakness in any of CHIP’s Disclosure Controls or Financial Reporting Controls that is required to be disclosed in any of the Exchange Act Filings, except as so disclosed.
4.7 Obligations to Related Parties. Except as set forth on Schedule 4.7, there are no obligations of either Company or any of its Subsidiaries to officers, directors, stockholders or employees of either Company or any of its Subsidiaries other than:
(a) for payment of salary for services rendered and for bonus payments;
(b) reimbursement of reasonable expenses incurred on behalf of either Company and/or its Subsidiaries;
(c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of either Company and/or any Subsidiary of such Company, as applicable); and
(d) obligations listed in either Company’s and each of its Subsidiary’s financial statements or disclosed in any of CHIP’s Exchange Act Filings.

Except as described above, or as set forth on Schedule 4.7, none of the officers, directors or, to such Company’s Knowledge (as defined herein), key employees or stockholders of either Company or any of its Subsidiaries or any members of their immediate families, are indebted to either Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which either Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with either Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than five percent (5%) of such company) which may compete with either Company or any of its Subsidiaries. Except as described above or set forth on Schedule 4.7, no officer, director or, to the Company’s Knowledge, stockholder of either Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with either Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between either Company or any of its Subsidiaries and any such person. Except as set forth on Schedule 4.7, neither Company nor any of their Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person or entity. “Knowledge” means with respect to the applicable Company and any of its Subsidiaries, the actual knowledge after reasonable inquiry of the chief executive officer, chief financial officer, key officer and, if one is employed by the applicable Company, general counsel.
4.8 Changes. From the Balance Sheet Date to the date hereof, except as disclosed, in the case of CHIP, in any Exchange Act Filing or, in the case of each Company, in any Schedule to this Agreement or to any of the Related Agreements, there has not been:
(a) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of either Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) any resignation or termination of any key officer, key employee or group of key employees of either Company or any of its Subsidiaries;
(c) any material change, except in the ordinary course of business, in the contingent obligations of either Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;
(d) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(e) any express waiver by either Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;
(f) any direct or indirect loans made by either Company or any of its Subsidiaries to any stockholder, employee, officer or director of either Company or any of its Subsidiaries, other than advances made in the ordinary course of business;
(g) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of either Company or any of its Subsidiaries;

(h) any declaration or payment of any dividend or other distribution of the assets of either Company or any of its Subsidiaries;
(i) any labor organization activity related to either Company or any of its Subsidiaries;
(j) except as set forth in Section 4.7, any debt, obligation or liability incurred, assumed or guaranteed by either Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;
(k) any sale, assignment, transfer, abandonment or other disposition of any material patents, trademarks, copyrights, trade secrets or other intangible assets owned by either Company or any of its Subsidiaries;
(l) any change in any material agreement to which either Company or any of its Subsidiaries is a party or by which either Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(m) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(n) any arrangement or commitment by either Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.
4.9 Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 4.9, each Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (each for the foregoing, a “Lien”), other than the following (each a “Permitted Encumbrance”):
(a) those in favor of the Agent, for the ratable benefit of the Creditor Parties;
(b) those resulting from taxes, assessments or other government charges or levies which have not yet become delinquent;
(c) minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of either Company or any of its Subsidiaries, so long as in each such case, such Liens have no effect on the Lien priority of the Agent, for the ratable benefit of the Creditor Parties, in such property;
(d) Liens in favor of Applied Digital Solutions, Inc. so long as such Liens are subordinate to the Liens in favor of Agent on terms acceptable to Agent, and other Liens set forth on Schedule 4.9;

(e) Liens securing indebtedness of either Company not to exceed $150,000 in the aggregate for the Companies;
(f) Liens attaching only to inventory and arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business, and which Liens are for sums not yet delinquent and not in excess of $150,000 in the aggregate;
(g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance;
(h) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business;
(i) with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; and
(j) a banker’s Lien or right to setoff in favor of Royal Bank of Canada (“RBC”) with respect to amounts in accounts maintained by MARK at RBC up to an aggregate amount of $400,000 to secure a VISA credit card facility.
All material machinery, equipment, fixtures, vehicles and other properties owned, leased or used by either Company or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear, casualty and obsolescence excepted. Each Company and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
4.10 Intellectual Property.
(a) Except as set forth on Schedule 4.10 hereto, each Company and each of its Subsidiaries either (i) owns sufficient legal rights to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to each Company’s Knowledge, as presently proposed to be conducted, or (ii) has a license, agreement or other permission to use the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, and other proprietary rights and processes necessary for its business as now conducted (the “Intellectual Property”). There are no settlements or consents, covenants not to sue, non-assertion assurances, or releases to which either Company or any of its Subsidiaries is bound, which affects its rights to own or use any Intellectual Property in a material and adverse manner.
(b) Except as set forth on Schedule 4.10 hereto, the conduct of each Company’s and each of its Subsidiaries’ business as now conducted, and as presently proposed to be conducted, does not (and will not) result in any material infringement or other violation of the valid Intellectual Property rights of others.

(c) Schedule 4.10 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all registrations and applications for Intellectual Property owned by each Company and each of its Subsidiaries filed or issued by any Intellectual Property registry and (ii) all Intellectual Property licenses under which either Company is (or any of its Subsidiaries are) a licensee, and which are either material to the business of either Company or relate to any material portion of either Company’s or any of its Subsidiaries’ inventory, including licenses for standard software having an annual maintenance fee of more than $50,000 (“Inbound Intellectual Property Licenses”). None of such Inbound Intellectual Property Licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to such Company or any of its Subsidiaries.
(d) Except as set forth on Schedule 4.10 hereto, there are no claims pending or, to the best of each Company’s Knowledge, threatened and neither Company nor any of their Subsidiaries has received any other communications alleging that either Company or any of its Subsidiaries has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any other person or entity, nor is either Company or any of its Subsidiaries aware of any basis therefore.
(e) Except as set forth on Schedule 4.10 hereto, neither Company nor any of their Subsidiaries is aware of any infringement, dilution, misappropriation, or other violation of its Intellectual Property by any other person or entity that could reasonably expected to have a Material Adverse Effect.
(f) Except as set forth on Schedule 4.10 hereto, neither Company nor any of their Subsidiaries utilizes any inventions, trade secrets or other Intellectual Property of any of its employees, officers, or contractors except for inventions, trade secrets or other Intellectual Property (i) that is owned by such Company or such Subsidiary as a matter of law, (ii) that is lawfully licensed to such Company or such Subsidiary, or (iii) that has been rightfully assigned to such Company or such Subsidiary.
4.11 Compliance with Other Instruments. Neither Company nor any of their Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by the Companies and the other Securities by CHIP each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result (i) in any such material violation, or be in conflict with or constitute a material default under any such term or provision, (ii) in the creation of any Lien upon any of the properties or assets of either Company or any of its Subsidiaries, or (iii) the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to either Company, its business or operations or any of its assets or properties.

4.12 Litigation. Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to either Company’s Knowledge, currently threatened against either Company or any of its Subsidiaries that prevents either Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of either Company or any of its Subsidiaries, nor is either Company aware that there is any basis to assert any of the foregoing. Neither Company nor any of their Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no action, suit, proceeding or investigation by either Company or any of its Subsidiaries currently pending or which either Company or any of its Subsidiaries intends to initiate which could reasonably be expected to have a Material Adverse Effect. “Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.
4.13 Tax Returns and Payments. Each Company and each of its Subsidiaries has timely filed all tax returns (federal, state, provincial and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by either Company or any of its Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent. Except as set forth on Schedule 4.13, neither the Company nor any of their Subsidiaries has been advised:
(a) that any of its returns, federal, state, provincial or other, have been or are being audited as of the date hereof; or
(b) of any adjustment, deficiency, assessment or court decision in respect of its federal, state, provincial or other taxes.
Neither Company has any Knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.
4.14 Employees. Except as set forth on Schedule 4.14 or except, in the case of CHIP, as disclosed in the Exchange Act Filings, neither Company nor any of their Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to either Company’s Knowledge, threatened with respect to either Company or any of its Subsidiaries. Except as disclosed on Schedule 4.14 or except, in the case of CHIP, as disclosed in the Exchange Act Filings, neither Company nor any of their Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. Except as set forth on Schedule 4.14, each employment contract and consultant contract to which either Company or any of its Subsidiaries is a party is valid and binding on such Company or its Subsidiaries, as the case may be, and , to such Company’s Knowledge, each other party thereto and is in full force and effect.

Neither Company nor any of their Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) that would materially interfere with their duties to such Company or any of its Subsidiaries. Except for employees who have a current effective employment agreement with either Company or any of its Subsidiaries or as set forth on Schedule 4.14 or, with respect to CHIP, as disclosed in any Exchange Act Filing, no employee of either Company or any of its Subsidiaries has been granted the right to continued employment by either Company or any of its Subsidiaries or to any material compensation following termination of employment with either Company or any of its Subsidiaries. Except as set forth on Schedule 4.14, or, with respect to CHIP, as disclosed in any Exchange Act Filing, no Company is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with such Company or any of its Subsidiaries, nor does either Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.
4.15 Registration Rights and Voting Rights. Except as set forth on Schedule 4.15, neither Company nor any of their Subsidiaries is presently under any obligation, and neither Company nor any of their Subsidiaries has granted any rights, to register any of either Company’s or its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 4.15, to each Company’s Knowledge, no stockholder of either Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of either Company or any of its Subsidiaries.
4.16 Compliance with Laws; Permits. Neither Company nor any of their Subsidiaries is in violation of any provision of the Sarbanes-Oxley Act of 2002 or any SEC related regulation or rule or any rule of the Principal Market (as hereafter defined) promulgated thereunder or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Securities, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Each Company and its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.17 Environmental and Safety Laws. There are no pending actions, suits or proceedings by or before any arbitrator or Governmental Authority pending, or to the Knowledge of each Company, threatened against such Company or any of its Subsidiaries under Environmental Law. Each Company and its Subsidiaries (i) are and have been in full compliance with Environmental Law and have no Knowledge or any material expenditure that will be required to maintain such compliance in the future; (ii) have not received any notice or claim alleging that they are not in full compliance with or otherwise have liability under Environmental Law; and (iii) have no Knowledge of any facts or circumstances that could reasonably be expected to form the basis of any such claim.

No Hazardous Materials are present or are used or have been used, stored, or released by either Company or its Subsidiaries, or to their Knowledge by any other Person, at any property currently owned, or, formerly owned, leased or operated by either Company or its Subsidiaries or disposed of at any other location by either Company or its Subsidiaries except (1) in compliance with Environmental Law; and (2) in quantities and under circumstances that would not require investigation or remediation by either Company or its Subsidiaries. Neither Company nor any of their Subsidiaries have assumed by contract or by operation of law the liabilities arising under Environmental Law of any other Person. Each Company and its Subsidiaries have provided to the Agent all material reports, audits and assessments in their possession or control regarding the environmental condition of any property currently or formerly owned or operated by such Company or any Subsidiary. “Environmental Law” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or the environment , preservation or reclamation of natural resources, the management, generation, use, handling, treatment, transportation, storage, disposal or release or threatened release of or exposure to Hazardous Materials, or occupational health and safety. “Governmental Authority” means any nation or government, any state, province other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. “Hazardous Materials” means materials, wastes or pollutants listed or defined as “hazardous substances”, “hazardous wastes” ,”toxic substances” or by words of similar import or any other substance or waste otherwise regulated by applicable Environmental Law, including nuclear materials and radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and toxic mold. “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.
4.18 Valid Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
4.19 Full Disclosure. Each Company and each of its Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with the Purchasers’ decision to purchase the Notes and Closing Shares, including all information each Company and its Subsidiaries believe is reasonably necessary to make such investment decision. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor the responses contained in any executed final questionnaire provided by the Companies to the Agent, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. All financial projections and other estimates provided to the Purchasers by either Company or any of its Subsidiaries were based on the applicable Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which such Company and such Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

4.20 Insurance. Each Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which such Company and each of its Subsidiaries believe are customary for companies similarly situated to such Company and its Subsidiaries in the same or similar business.
4.21 SEC Reports. CHIP has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act. Copies of the following documents are publicly available on EDGAR on the SEC’s website: (i) CHIP’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006; and (ii) its Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2007, June 30, 2007 and September 30, 2007, and the Form 8-K filings which it has made or amended during the fiscal year 2006 to date (collectively, the “SEC Reports”). Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.22 Listing. The Common Stock is listed or quoted, as applicable, on a Principal Market (as hereafter defined) and satisfies and at all times hereafter until the Companies’ complete satisfaction of its obligations under this Agreement and the Related Agreements, will satisfy, all requirements for the continuation of such listing or quotation, as applicable. CHIP has not received any notice that its Common Stock will be delisted from, or no longer quoted on, as applicable, the Principal Market or that its Common Stock does not meet all requirements for such listing or quotation, as applicable. For purposes hereof, the term “Principal Market” means the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, NASDAQ National Markets System, American Stock Exchange or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).
4.23 No Integrated Offering. To each Company’s Knowledge, no Company, nor any of their Subsidiaries or affiliates, nor any person acting on their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any of the Related Agreements to be integrated with prior offerings by either Company for purposes of the Securities Act which would prevent either Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will either Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.
4.24 Stop Transfer. The Securities are restricted securities as of the date of this Agreement. Neither Company nor any of their Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.

4.25 Dilution. CHIP specifically acknowledges that its obligation to issue the Closing Shares is binding upon CHIP and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of CHIP.
4.26 Patriot Act. Each Company certifies that, to the best of such Company’s Knowledge, neither Company nor any of their Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Each Company hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, each Company hereby represents, warrants and covenants that: (i) none of the cash or property that either Company or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by either Company or any of its Subsidiaries to any Creditor Party, to the extent that they are within such Company’s and/or its Subsidiaries’ control shall cause any Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 or the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act 2001. Each Company shall promptly notify the Agent if any of these representations, warranties or covenants ceases to be true and accurate regarding either Company or any of its Subsidiaries. Each Company shall provide any Creditor Party all additional information regarding such Company or any of its Subsidiaries that such Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Each Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Purchaser’s investment in such Company. Each Company further understands that solely to the extent required by applicable law, the Creditor Parties may release confidential information about such Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (ii) above.
4.27 ERISA. Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) neither Company nor any of their Subsidiaries has engaged in any non-exempt Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) each Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its ERISA-governed plans; (iii) neither Company nor any of their Subsidiaries has any Knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither Company nor any of their Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than such Company’s or such Subsidiary’s employees and their beneficiaries; and (v) neither Company nor any of their Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.28 Canada Pension Plans. Neither Company nor any of its Subsidiaries maintain or contribute to any plan, program or arrangement (other than the Canada Pension Plan) that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, either Company or any of its Subsidiaries in respect of any Person’s employment in Canada with such Company or such Subsidiary.
5. Representations and Warranties of each Purchaser. Each Purchaser hereby represents and warrants, severally and not jointly, to the Companies as follows:
5.1 Organization, Good Standing and Qualification. Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.2 No Shorting. Neither such Purchaser nor any of its affiliates and investment partners has, nor will cause any person or entity, to directly engage in “short sales” of the Common Stock as long as any Note shall be outstanding.
5.3 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been taken or will be taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and
(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.4 Investment Representations. Such Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the applicable Note and Closing Shares to be purchased by it under this Agreement. Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from each Company regarding such Company’s and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering and the Securities and to obtain additional information (to the extent such Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which such Purchaser had access.
5.5 The Purchaser Bears Economic Risk. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Companies so that it is capable of evaluating the merits and risks of its investment in the Companies and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration is available with respect to such sale.
5.6 Acquisition for Own Account. Such Purchaser is acquiring the applicable Note and Closing Warrant Shares for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.
5.7 The Purchaser Can Protect Its Interest. Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.
5.8 Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
5.9 Legends.
(a) The applicable Note shall bear substantially the following legend:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.”

(b) The applicable Closing Shares, if not issued by DWAC system (as hereinafter defined), shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.”
6. Covenants of the Companies. Each Company covenants and agrees with each Creditor Party as follows:
6.1 Stop-Orders. CHIP will, by written notice, advise the Agent, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of CHIP, or of the suspension of the qualification of the Common Stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.
6.2 Listing. CHIP will maintain the listing or quotation, as applicable, of its Common Stock on the Principal Market, and will comply in all material respects with CHIP’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.
6.3 Market Regulations. Such Company shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the applicable Securities to each Purchaser and promptly provide copies thereof to such Purchaser.
6.4 Reporting Requirements. Such Company will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent:
(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of such Company, such Company’s and each of its Subsidiaries’ audited financial statements with a report of independent certified public accountants of recognized standing selected by such Company and reasonably acceptable to the Agent (the “Accountants”), which annual financial statements shall be without qualification and shall include such Company’s and each of its Subsidiaries’ balance sheet as at the end of such fiscal year and the related statements of such Company’s and each of its Subsidiaries’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include each Company, each Subsidiary of each Company, all prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of such Company’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) and, if so, stating in reasonable detail the facts with respect thereto;

(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of such Company, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of such Company and each of its Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include each Company, each Subsidiary of each Company, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of such Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;
(c) As soon as available and in any event within thirty (30) days after the end of each calendar month (first calendar month to be reported is February 2008), an unaudited/internal balance sheet and statements of income of such Company and its Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include each Company, each Subsidiary of each Company all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of such Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;
(d) CHIP shall timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. Promptly after (i) the filing thereof, copies of CHIP’s most recent registration statements and annual, quarterly, monthly or other regular reports which CHIP files with the SEC, and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as CHIP shall send to its stockholders; and
(e) Such Company shall timely deliver, or cause the applicable Subsidiary of such Company to deliver, such other information as any Creditor Party shall reasonably request.

6.5 Use of Funds. The Companies shall use the proceeds of the sale of the Notes and the Closing Shares (i) to pay amounts owing by CHIP to Applied Digital Solutions, Inc. and (ii) for general working capital purposes only.
6.6 Access to Facilities. Such Company and each of its Subsidiaries will permit any representatives designated by the Agent (or any successor of the Agent), upon reasonable notice and during normal business hours, at Agent’s expense and accompanied by a representative of such Company or any Subsidiary (provided that no such prior notice shall be required to be given and no such representative of such Company or any Subsidiary shall be required to accompany the Agent in the event the Agent believes such access is necessary to preserve or protect the Collateral (as defined in the Master Security Agreement) or following the occurrence and during the continuance of an Event of Default (as defined in each Note)), to:
(a) visit and inspect any of the properties of such Company or any of its Subsidiaries;
(b) examine the corporate and financial records of such Company or any of its Subsidiaries (unless such examination is not permitted by federal, state, provincial or local law or by contract) and make copies thereof or extracts therefrom; and
(c) discuss the affairs, finances and accounts of such Company or any of its Subsidiaries with the directors, officers and independent accountants of such Company or any of its Subsidiaries.
Notwithstanding the foregoing, neither Company nor any of their Subsidiaries will be obligated to provide any material, non-public information to any Creditor Party unless such Creditor Party signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.
6.7 Taxes.
(a) Such Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of such Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (ii) such tax, assessment, charge or levy shall have no effect on the lien priority of the Agent in any property of such Company or any of its Subsidiaries and (iii) if such Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that such Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(b) All payments made by either Company under this Agreement or any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes (as defined below) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (as defined below). If any Non-Excluded Taxes (as defined below) or Other Taxes (as defined below) are required to be withheld from any amounts payable to any Creditor Party under this Agreement or any Note, the amounts so payable to such Creditor Party shall be increased to the extent necessary to yield to such Creditor Party (after payment of all Non-Excluded Taxes and Other Taxes, including those imposed on payments made pursuant to this paragraph (b) of this Section 6.7 or any such other amounts payable in this Agreement or any Note at the rates or in the amounts specified herein or therein), an amount equal to the sum it would have received had no such withholding or deductions been made provided, however, that neither Company shall be required to increase any such amounts payable to any Creditor Party with respect to any Non-Excluded Taxes that are directly attributable to such Creditor Party’s failure to comply with the requirements of paragraph (e) of this Section 6.7.
(c) In addition, each Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by either Company as promptly as possible thereafter, such Company shall send to the Agent for its own account or for the account of the relevant Purchaser, as the case may be, a certified copy of an original official receipt received by such Company showing payment thereof (or such other evidence reasonably satisfactory to the Agent). If either Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, each Company shall indemnify the Creditor Parties for any incremental taxes, interest or penalties that may become payable by any Creditor Party as a result of any such failure.
(e) Each Purchaser (or its assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Purchaser”) shall deliver to the Companies and the Agent two completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Purchaser. Such forms shall be delivered by each Non-U.S. Purchaser on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Purchaser shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Purchaser. Each Non-U.S. Purchaser shall promptly notify the Companies at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Companies (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (e), a Non-U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Purchaser is not legally able to deliver.
(f) The agreements in the preceding paragraphs (b), (c), (d), (e) and this paragraph (f) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder or thereunder or under any other Related Agreement.

As used in this Section 6.7, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Excluded Taxes” means, with respect to any Creditor Party, taxes imposed on or measured by its overall net income and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Creditor Party is incorporated or organized or by the jurisdiction (or any political subdivision thereof) in which the principal place of management or applicable lending office of such Creditor Party is located.
“Non-Excluded Taxes” means all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Related Agreement.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.
6.8 Insurance. (i) Such Company shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral (as defined in each of the Master Security Agreement, the Stock Pledge Agreement and each other security agreement entered into by such Company and/or any of its Subsidiaries for the benefit of the Creditor Parties) and such Company and each of its Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Agent, for the ratable benefit of the Creditor Parties, as security for the Obligations (as defined in the Master Security Agreement). Furthermore, such Company will insure or cause the Collateral to be insured against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as such Company and its Subsidiaries including but not limited to workers compensation, public and product liability and business interruption, and such other hazards in amounts and under insurance policies and bonds by insurers consistent with current practice and reasonably acceptable to the Agent. All premiums thereon shall be paid by such Company, the policies shall be delivered to the Agent if requested by the Agent and each such policy shall be endorsed in the Agent’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement by each Company in form and substance satisfactory to the Agent. If either Company or any of its Subsidiaries fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 6.8, the Agent may procure such insurance and the cost thereof shall be promptly reimbursed by the Companies and shall constitute Obligations.

(ii) Neither Company’s insurance coverage shall be impaired or invalidated by any act or neglect of either Company or any of their Subsidiaries and the insurer will provide the Agent with no less than thirty (30) days notice prior of cancellation;
(iii) The Agent, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all the Obligations have been indefeasibly satisfied in full.
6.9 Intellectual Property. Each of the Company and its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business,
(a) Such Company and each of its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to own or use Intellectual Property including registrations and applications therefore, that are necessary to the conduct of its business, as now conducted or as presently proposed to be conducted, and shall not do any act or omit to do any act whereby any of such Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or the Lien therein in favor of the Agent, for the ratable benefit of the Creditor Parties, would be adversely affected,
(b) Such Company shall report to the Agent (i) the filing by such Company or any of its Subsidiaries of any application to register a copyright no later than ten (10) days after such filing occurs (ii) the filing of any application to register any other Intellectual Property with any Intellectual Property registry in the United States or Canada, and the issuance thereof, no later than thirty (30) days after such filing or issuance occurs and, in each case, shall, simultaneously with such report, deliver to the Agent fully-executed documents required to acknowledge, confirm, register, record or perfect the Lien in such Intellectual Property. In addition, each Company and its Subsidiaries hereby authorize the Agent to modify this Agreement by amending Schedule 4.10 to include any registrations or applications for Intellectual Property inadvertently omitted from such Schedule or are filed, registered, or acquired by either Company or any of their Subsidiaries after the date hereof and agree to cooperate with the Agent in effecting any such amendment to include such new items of Intellectual Property included in the Collateral.
(c) Such Company shall, and shall cause each of its Subsidiaries to, promptly upon the reasonable request of the Agent, execute and deliver to the Agent any document or instrument required to acknowledge, confirm, register, record, or perfect the Lien of the Agent in any part of the Intellectual Property owned by such Company and/or its Subsidiaries.
(d) Except with the prior written consent of the Agent, neither Company shall, and neither Company shall allow any of its Subsidiaries to, sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to Intellectual Property, except for the Permitted Encumbrances; provided however that, by way of clarifying example and not by way of limitation, the term “Permitted Encumbrances” expressly includes licenses that the Company or any of its Subsidiaries grant in the ordinary course of business to customers and others under Intellectual Property rights controlled by the Company (or any of its Subsidiaries) (collectively, “Ordinary Outbound Licenses”), and nothing in this Section 6.9(d) shall prevent either Company or its Subsidiaries from granting Ordinary Outbound Licenses.

6.10 Properties. Such Company and each of its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear, tear, casualty and obsolescence excepted; and such Company and each of its Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.11 Confidentiality. Neither Company will, and neither Company will permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, (i) each Company may disclose any Creditor Party’s identity and the terms of this Agreement and the Related Agreements to its current and prospective debt and equity financing sources, and (ii) each Company (and each employee, representative, or other agent of such Company) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement and the Related Agreements and the agreements referred to therein; provided, however, that neither Company (and no employee, representative or other agent of such Company) shall disclose pursuant to this clause (ii) any other information that is not relevant to understanding the tax treatment or tax structure of such transactions (including the identity of any party or any information that could lead another to determine the identity of any party); and, provided, further, that neither Company will, and neither Company will permit any of its Subsidiaries to, disclose any information to the extent that such disclosure could reasonably be expected to result in a violation of any U.S. federal or state securities law or similar law of another jurisdiction. Each Creditor Party shall be permitted to discuss, distribute or otherwise transfer any non-public information of either Company and their Subsidiaries in such Creditor Party’s possession now or in the future to potential or actual (i) direct or indirect investors in such Creditor Party and (ii) third party assignees or transferees of all or a portion of the obligations of either Company and/or any of their Subsidiaries hereunder and under the Related Agreements.
6.12 Required Approvals. (I) Neither Company, without the prior written consent of the Agent, shall, and no Company shall permit any of its Subsidiaries to:
(a) (i) directly or indirectly declare or pay any dividends, other than dividends paid to either Company, (ii) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in each Note) or (iii) redeem any of its preferred stock or other equity interests;

(b) liquidate, dissolve or effect a material reorganization (it being understood that in no event shall either Company or any of their Subsidiaries dissolve, liquidate or merge with any other person or entity without the prior written consent of the Agent, which consent shall not be unreasonably withheld);
(c) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict either Company’s or any of their Subsidiaries, right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;
(d) materially alter or change the scope of the business of either Company and its Subsidiaries taken as a whole; or
(e) (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of any Company’s and its Subsidiaries’ assets)) whether secured or unsecured other than (A) any Company’s indebtedness owed to each Purchaser; (B) indebtedness set forth on Schedule 6.12(e) attached hereto and made a part hereof and any extensions, refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being extended, refinanced or replaced, (C) intercompany indebtedness owing from one Company to the other Company; provided, that: (1) each Company shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (2) the obligations of each Company under any such Intercompany Notes shall be subordinated to the Obligations of such Company hereunder in a manner reasonably satisfactory to Agent; (3) at the time any such intercompany loan or advance is made by any Company to any other Company and after giving effect thereto, each such Company shall be Solvent; and (4) no Event of Default would occur after giving effect to any such proposed intercompany loan; (D) any indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of either Company or any of their Subsidiaries and (E) indebtedness expressly subordinated to the Obligations (as defined in the Master Security Agreement) incurred by either Company that, individually or in the aggregate, does not exceed $250,000 in principal or face amount and is reasonably acceptable to Purchaser; (ii) cancel any indebtedness owing to it in excess of $100,000 in the aggregate during any twelve (12) month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by either Company or any Subsidiary thereof for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (e); (iv) make any payment or distribution in respect of any subordinated indebtedness of either Company or its Subsidiaries in violation of any subordination or other agreement made in favor of any Creditor Party; and (v) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement; and

(II) Neither Company, without the prior written consent of the Agent, shall, nor shall either Company permit any of its Subsidiaries to, create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of either Company and (ii) such Subsidiary becomes a party to (A) the Master Security Agreement, the Stock Pledge Agreement and the IP Security Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (B) a guaranty in favor of the Purchasers in form and substance satisfactory to the Agent and (c) to the extent required by the Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Closing Date.
6.13 Reissuance of Securities. CHIP agrees to reissue certificates representing the Securities without the legends set forth in Section 5.8 above at such time as:
(a) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or
(b) upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.
CHIP agrees to cooperate with the Purchasers in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided CHIP and its counsel receive reasonably requested representations from the applicable Purchasers and broker, if any.
6.14 Opinion. On the Closing Date, the Companies will deliver to the Creditor Parties an opinion reasonably acceptable to the Agent from the Companies’ external legal counsel.
6.15 Margin Stock. Neither Company will permit any of the proceeds of the Notes or the Closing Shares to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.
6.16 FIRPTA. Neither Company, nor any of their Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and neither Company nor any of their Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause such Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

6.17 Intentionally Omitted.
6.18 Investor Relations/Public Relations. CHIP hereby agrees to incorporate into its annual budget an amount of funds necessary to maintain a comprehensive investor relations and public relations program (an “IR/PR Program”), which IR/PR Program shall incorporate elements customarily utilized by companies of similar size and in a similar industry as CHIP and its Subsidiaries.
6.19 Intentionally Omitted.
7. Covenants of the Purchasers. Each Purchaser covenants and agrees with the Companies as follows:
7.1 Confidentiality. No Purchaser will disclose, nor will it include in any public announcement, the name of either Company, unless expressly agreed to by such Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.
7.2 Non-Public Information. No Purchaser nor its officers, directors, employees, affiliates, agents, stockholders and control persons, will effect any sales in the shares of the Common Stock while in possession of material, non-public information regarding CHIP if such sales would violate applicable securities law.
7.3 Limitation on Acquisition of Common Stock of CHIP. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions entered into by a Purchaser and either Company (and/or Subsidiaries or Affiliates of either Company), such Purchaser (and/or Subsidiaries or Affiliates of such Purchaser) shall not acquire stock in CHIP (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in CHIP, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by either Company to a Non-U.S. Purchaser not to qualify as “portfolio interest” within the meaning of Section 871(h)(2) or Section 881(c)(2) of the Code, by reason of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, as applicable, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”). In addition to any other remedies, if any, available to either Company, if a Purchaser exceeds the Stock Acquisition Limitation, the provisions of Section 6.7(b) shall not apply to payments made to such Purchaser to the extent any additional amounts to be paid thereunder are directly attributable to the applicable Purchaser exceeding the Stock Acquisition Limitation. The Stock Acquisition Limitation shall automatically become null and void with respect to a Purchaser, without any notice to the Company, on and after the first date upon which such Lender and each of its Affiliates which qualify as a Non-U.S. Purchaser no longer owns any indebtedness (including, without limitation, principal, interest, fees and charges) of the Company.

8. Covenants of the Companies and the Purchasers Regarding Indemnification.
8.1 Company Indemnification. Each Company agrees to indemnify, hold harmless, reimburse and defend, on a joint and several basis, each Creditor Party, each of such Creditor Party’s officers, directors, agents, affiliates, control persons, and principal stockholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which result, arise out of or are based upon: (i) any misrepresentation by either Company or any of its Subsidiaries or breach of any warranty by either Company or any of its Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by either Company or any of its Subsidiaries of any covenant or undertaking to be performed by such Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by such Company and/or any of its Subsidiaries and such Creditor Party relating hereto or thereto.
8.2 Purchaser Indemnification. Each Purchaser Party agrees to indemnify, hold harmless, reimburse and defend each Company and each of such Company’s officers, directors, agents, affiliates, control persons and principal stockholders, at all times against any claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Company which result, arise out of or are based upon: (i) any misrepresentation by such Purchaser or breach of any warranty by such Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by such Purchaser of any covenant or undertaking to be performed by such Purchaser hereunder, under any other Related Agreement, or any other agreement entered into by such Company and such Purchaser relating hereto or thereto.
9. Intentionally Omitted.
10. Registration Rights.
10.1 Registration Rights. In the event that a Purchaser or any assignee of a Purchaser attempts to sell any of the Closing Shares after the date which is six (6) months from the date such Closing Shares were issued to the Purchaser and is unable, for any reason, to do so pursuant to an exemption to registration under Rule 144, the Company shall, upon demand of the Purchaser or any assignee of the Closing Shares, file a registration statement within twenty-one (21) days of such demand covering such Closing Shares and use its best efforts to have such registration statement become effective within ninety (90) days of its filing (the “90 Day Period”) and enter into a registration rights agreement in favor of the Purchaser and any and all assignees of the Closing Shares in form and substance satisfactory to the Purchaser and such assignees. The Company’s obligations under this Section 10.1 shall (i) no longer be required if Purchaser or any assignee thereof is able to sell the Closing Shares pursuant to an exemption to registration under Rule 144 prior to the expiration of the 90 Day Period and (ii) terminate one year following the issuance of the Closing Shares so long as the Purchaser or such assignee of the Purchaser is, at such date of determination, Rule 144 eligible without any volume restriction. The failure of the Company to cause the registration statement to become effective and to remain effective as provided herein shall not convey to any Purchaser or any assignee of the Closing Shares any rights to the recovery of monetary and or liquidated damages.

10.2 Offering Restrictions. Except for stock or stock options granted to employees, directors or consultants of either Company and its Subsidiaries (these exceptions hereinafter referred to as the “Excepted Issuances”), neither the Company nor any of their Subsidiaries will, prior to the repayment in full of the Notes, (x) enter into any equity line of credit agreement or similar agreement or (y) issue, or enter into any agreement to issue, any securities with a variable/floating conversion and/or pricing feature which are or could be (by conversion or registration) (commonly known as “floorless convertible instruments”) free-trading securities (i.e. common stock subject to a registration statement).
11. Miscellaneous.
11.1 Governing Law, Jurisdiction and Waiver of Jury Trial.
(a) THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN SUCH COMPANY, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE MASTER SECURITY AGREEMENT) OR ANY OTHER SECURITY FOR THE OBLIGATIONS (AS DEFINED IN THE MASTER SECURITY AGREEMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH COMPANY AT THE ADDRESS SET FORTH IN SECTION 11.8 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON SUCH COMPANY’S ACTUAL RECEIPT THEREOF.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR EITHER COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.
11.2 Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.
11.3 Survival, Etc.. Notwithstanding anything herein to the contrary, the representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the Closing of the transactions contemplated hereby to the extent provided therein but shall terminate upon termination of this Agreement and be without further force or effect upon payment of the Obligations (as defined in the Master Security Agreement). All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of either Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such Company hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Note and the making and repayment of the Obligations for a period of twelve (12) months following the repayment of the Obligations; provided, however, that upon payment of the Obligations in full as a result of the sale of the Collateral (as defined in the Master Security Agreement), MARK shall be released from any indemnity obligations that survive payment of the Obligations (nothing contained in the foregoing proviso shall be deemed to be a consent to any such sale). All representations and warranties of the Companies set forth herein, to the extent not specifically made as of a specific date, shall be deemed made as of the date hereof.

11.4 Successors.
(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Securities from time to time, other than the holders of Common Stock which has been sold by any Purchaser pursuant to Rule 144 or an effective registration statement. Upon notice to the Companies, each Purchaser may assign any or all of the Obligations to any Person and, subject to acceptance and recordation thereof by the Agent pursuant to Section 11.4(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Purchaser’s rights with respect thereto; provided that no Purchaser shall be permitted to assign its rights hereunder or under any Related Agreement to a direct competitor of either Company unless an Event of Default (as defined in each Note) has occurred and is continuing. Notwithstanding the foregoing, no notice to any Company shall be required in the event that such assignment is to a party that is an affiliate or under common control with a Purchaser. Upon such assignment, such Purchaser shall be released from all responsibility for the Collateral (as defined in the Master Security Agreement, the Stock Pledge Agreement and each other security agreement, mortgage, cash collateral deposit letter, pledge and other agreements which are executed by either Company or any of its Subsidiaries in favor of any Creditor Party) to the extent same is assigned to any transferee. Each Purchaser may from time to time sell or otherwise grant participations in any of the Obligations (as defined in the Master Security Agreement) and the holder of any such participation shall, subject to the terms of any agreement between such Purchaser and such holder, be entitled to the same benefits as such Purchaser with respect to any security for the Obligations (as defined in the Master Security Agreement) in which such holder is a participant. Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations (as defined in the Master Security Agreement) as fully as though such Company were directly indebted to such holder in the amount of such participation. Neither Company may assign any of its rights or obligations hereunder without the prior written consent of the Agent. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of each Company.
(b) The Agent shall maintain, or cause to be maintained, for this purpose only as agent of the Companies, (i) a copy of each Assignment Agreement delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 15f.103-1(c) and 1.871-14(c) (the “Register”), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount of, and stated interest on, the Notes owing to each such Purchaser and assignee pursuant to the terms hereof and each Assignment Agreement. The right, title and interest of the Purchasers and their assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein. Each Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser and owner of an interest in the Obligations hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Note. The Register shall be available for inspection by the Companies or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

11.5 Entire Agreement; Maximum Interest. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Companies to the Purchasers and thus refunded to the Companies. Interest and payments shall be computed on the basis of actual days elapsed in a year of 360 days. Each rate of interest in this Agreement expressed as an annual rate of interest for the purposes of the Interest Act (Canada), shall be such rate multiplied by 365 (or, where the period for which the interest is being calculated includes February 29th, 366) and divided by 360.
11.6 Amendment and Waiver.
(a) This Agreement may be amended or modified only upon the written consent of the Companies and the Agent.
(b) The obligations of the Companies and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of the Agent.
(c) The obligations of the Creditor Parties and the rights of the Companies under this Agreement may be waived only with the written consent of the Companies.
11.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.8 Notices. All notices required or permitted hereunder, under the Master Security Agreement, the Stock Pledge Agreement or the IP Security Agreement shall be in writing and shall be deemed effectively given:
(a) upon personal delivery to the party to be notified;
(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
All communications shall be sent as follows:

If to either Company, to:	c/o Verichip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445
Attention: William Caragol
Facsimile No.: 561-805-8001

with a copy to:	Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, FL 33301
Attention: Tammy Knight, Esq.
Facsimile: 954-463-2030

If to the Agent, to:	LV Administrative Services, Inc.
c/o Laurus Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, NY 10017
Facsimile No.: 212-581-5037

with a copy to:	Loeb & Loeb, LLP
345 Park Avenue
New York, NY 10154
Attention: Scott J. Giordano, Esq.
Facsimile No.: 212-407-4990

If to a Purchaser:	To the address indicated under its signature on the signature pages hereto or at such other address as either Company or the applicable Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.
11.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11.11 Signatures; Counterparts. This Agreement may be executed by facsimile or electronic signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.
11.12 Broker’s Fees. Except as set forth on Schedule 11.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 11.12 being untrue.
11.13 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.
11.14 Joint and Several Obligations.
(a) All obligations and liabilities of each Company to each Creditor Party (the “Obligations”) shall be joint and several, and such obligations and liabilities on the part of the Companies shall in no way be affected by any extensions, renewals and forbearance granted by the Creditor Parties to any Company, failure of the Creditor Parties to give either Company any notice, any failure of the Creditor Parties to pursue to preserve its rights against either Company, the release by the Agent of any collateral now or thereafter acquired from either Company, and such agreement by either Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Creditor Party to either Company or any collateral for such Obligations or the lack thereof.
(b) Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against the other or other person or entity directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been indefeasibly paid in full and this Agreement has been irrevocably terminated.

(c) Each Company represents and warrants to each Creditor Party that (i) such Companies have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of the Companies are closely related to, and substantially benefit, the business and corporate activities of the Companies, (iii) the financial and other operations of the Companies are performed on a combined basis as if the Companies constituted a consolidated corporate group and (iv) the Companies will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from all amounts advanced by any Purchaser to either Company in connection with the transactions contemplated hereby, in each case, whether or not such amount is used directly by such Company.
11.15 Agency. Each Purchaser has pursuant to an Administrative and Collateral Agency Agreement designated and appointed the Agent as the administrative and collateral agent of such Purchaser under this Agreement and the Related Agreements.
11.16 Judgment Currency. If, for the purpose of obtaining or enforcing judgment against either Company in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this section referred to as the “Judgment Currency”) an amount due under this Agreement in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the business day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or (b) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this section being hereinafter in this section referred to as the “Judgment Conversion Date”). If, in the case of any proceeding in the court of any jurisdiction referred to in the preceding paragraph, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Companies shall pay, on a joint and several basis, such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the Companies under this section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
11.17 Tool Hound Product Line. Mark shall be permitted to sell its “Tool Hound” product line and assets reasonably related thereto, provided, however, in the event net proceeds therefrom exceed $150,000, all such net proceeds shall be applied to the Obligations.
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IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANIES:		PURCHASER:

VERICHIP CORPORATION		VALENS OFFSHORE SPV II, CORP.

By:	/s/ William J. Caragol	By:	Valens Capital Management, LLC,

	Name: William J. Caragol	its investment manager
Title: President and Chief Financial Officer

		By:	/s/ Scott Bluestein

Name: Scott Bluestein
Title: Authorized Signatory

XMARK CORPORATION

By:	/s/ William J. Caragol

Name: William J. Caragol
Title: Chief Financial Officer and Secretary

AGENT:

LV ADMINISTRATIVE SERVICES, INC., as Agent

By:	/s/ Scott Bluestein

Name: Scott Bluestein
Title: Authorized signatory
signature page to
securities purchase agreement

Schedule 1
Purchaser Commitments

Purchaser:	Total Notes Purchased:

Valens Offshore SPV II, Corp.	$8,000,000

Schedule 2
Closing Shares

Purchaser:	Closing shares:

Valens Offshore SPV II, Corp.	120,000

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